Exhibit 4.1

Translation for information purposes only

NANOBIOTIX
A French societe anonyme with executive board and supervisory board with a capital of 1,413,999.84 euros
Registered office: 60, rue de Wattignies, 75012 Paris
Paris Trade and Companies Registry no. 447 521 600

BYLAWS

Updated as of May 28, 2024

True copy certified by the chairman of the executive board 1

TITLE I

FORM, NAME. PURPOSE, HEAD OFFICE AND TERM OF THE COMPANY

ARTICLE 1 ~ FORM

The company was formed as a French limited liability company (societe a responsabilite limitee) by private deed in Labege on March 4, 2003.

By decision of the extraordinary shareholders' meeting on May 27, 2004, the company was transformed into a French societe anonyme with an executive board and a supervisory board.

The company is governed by Book II of the French commercial code (code de commerce) and by these present bylaws (the "Bylaws").

ARTICLE 2 ~ NAME

The company's name is:

NANOBIOTIX

In all official and unofficial deeds and documents emanating from the company and addressed to third parties, the name of the company shall be immediately preceded or followed by the words "societe Anonyme à directoire et conseil de surveillance" and by the mention of the amount of the share capital.

ARTICLE 3 ~ CORPORATE PURPOSE

The Company's purpose is:

-	research and development in physical and natural sciences;

-
the filing, study, acquisition, granting of any patents, licences, processes, trademarks and protection of specialised knowledge relating or referring in any way to the areas or technologies covered by the corporate purpose;

-	the design, development, manufacture, distribution, import, export and operation by any means of medicinal products, pharmaceuticals, medical devices and other healthcare products;

-
the creation, acquisition, rental, lease-management of any business, the leasing, setting up, operation of any establishments, businesses, factories, workshops, relating to any of the specified activities;

-
the company's participation through any means, in all operations that might relate to its purpose through the creation of new companies, subscription or purchase of securities or corporate rights, merger or otherwise;

-
and, more generally all financial, commercial, industrial operations, security and real estate transactions that may relate directly or indirectly to the above purpose or to any similar or related purposes, likely to promote its development or expansion.

ARTICLE 4 ~ REGISTERED OFFICE

The registered office is located at 60, rue de Wattignies, 75012 Paris.

It may be transferred anywhere else on the French territory by a decision of the supervisory board, subject to the ratification of such decision by the next ordinary shareholders' meeting, and anywhere else by a decision of the extraordinary shareholders' meeting.

If a transfer is decided by the supervisory board, the latter is authorized to amend the Bylaws and perform the publication and filing formalities required as a result, provided it is stated that the transfer is subject to the aforementioned ratification.

ARTICLE 5 ~ TERM

The term of the company shall be ninety-nine (99) years from the date of its registration with the Trade and Companies Registry, except in the event of dissolution before the expiration of its term or if said term is extended by deliberation of an extraordinary shareholders' meeting.

TITLE II

SHARE CAPITAL

Article 6 ~ CAPITAL

The company has a share capital of EUR 1,413,999.84

It is divided into 47,133,328 shares with a nominal value of EUR 0.03, all subscribed and fully paid-up.

Article 7 ~ FORM

Fully paid-up shares are either held in registered or bearer form at the option of each shareholder, subject, however, to the applicable legal provisions regarding the form of shares held by certain natural persons or legal entities. Non-fully paid-up shares must be held in registered form.

Shares are registered in an account under the conditions and in the manner prescribed by applicable laws and regulations.

Ownership of the shares issued in registered form results from their registration in a personal account.

Article 8 ~ SHARE TRANSFERS - IDENTIFICATION OF SHAREHOLDERS

8.1	Shares registered in accounts are freely transferable from one account to another through a wire, in accordance with applicable laws and regulations.

8.2	The company may also, subject to applicable laws and regulations, at its own expense, request from an authorized agency at any time, the name, or, in the case of a legal entity, the corporate name, nationality, and address of holders of securities granting an immediate or future right to vote at its shareholders' meetings, and the number of securities held by each of them and, if applicable, any restrictions to which these securities may be subject.

Article 9 ~ RIGHTS AND DUTIES ATTACHED TO THE SHARES

The rights and duties attached to a share follow the share to any transferee to whom it may be transferred and the transfer includes all unpaid and due dividends and dividends to be paid, as well as, as the case may be, the pro-rata portion of the reserve funds and provisions.

The ownership of a share implies ipso facto the owner's approval of the present Bylaws and the decisions adopted by general shareholders' meetings.

As well as the voting right attached to shares in accordance with applicable law, each share gives right to a pro-rata portion of corporate assets, profits, and of liquidation surplus, proportional to the portion of the share capital it represents.

Whenever it is necessary to hold several shares to exercise any right, shareholders or securities' holders shall take it upon themselves to pool the number of shares or securities required.

Article 10 ~ PAYMENT OF SHARES

Amounts to be paid as payment for shares subscribed pursuant to a capital increase are payable under the conditions provided for by the extraordinary shareholders' meeting.

The initial payment shall represent not less than (i) half of the nominal value of the shares at the time of subscription, and (ii) in case of a capital increase one-fourth of their nominal value ; and, as the case may be, the entire amount of the premium.

The balance is called by the executive board in one or more installments, within five years from the date of the capital increase.

Each shareholder shall be notified of the amounts called and the date on which the corresponding sums are to be paid at least fifteen days before the due date.

Shareholders who do not pay amounts owed on the shares they hold by the due date shall automatically and without the need for a formal demand for payment owe the company late payment interest calculated on a daily basis, on the basis of a 365 day year, starting as of the due date at the legal rate in commercial matters, plus three points, without prejudice to the company's personal action against such defaulting shareholder and specific performance authorized by law.

TITLE III

MANAGEMENT AND ADMINISTRATION OF THE COMPANY

ARTICLE 11 ~ EXECUTIVE BOARD

The company is managed by an executive board under the control of a supervisory board.

The executive board is composed of two to seven members appointed by the supervisory board. However, when the share capital is less than one hundred and fifty thousand euros, the duties of the executive board may be exercised by one person.

Members of the executive board must be individuals. They do not need to be shareholders of the company.

The Company's employees may be appointed as member of the executive board. In case of termination of their office as a member of the executive, employees do not lose the benefit of their employment contracts.

The executive board is appointed for a period of four (4) years, a year being defined as the period between two consecutive annual shareholders' meetings.

The deed of appointment shall set the type and the amount of compensation for each member of the executive board.

Members of the executive board are always eligible for reappointment. They may be removed from office by a decision of the general shareholders' meeting or a decision of the supervisory board.

If a seat becomes vacant, the supervisory board must change the number of seats that it had previously set or fill the vacancy within two months.

If a member is appointed during the term of office of the executive board, either to replace a member or in addition to the members in office, this new member may only remain in office during the current term of office of the executive board.

Members of the executive board cannot be more than 75 years old. If a member reaches this age limit during his term of office, he shall automatically be deemed to have resigned at the end of the next shareholders' meeting.

ARTICLE 12 ~ CHAIRMAN OF THE EXECUTIVE BOARD

The supervisory board shall elect a member of the executive board as chairman for a period that cannot exceed its term of office as member of the executive board.

The chairman of the executive board shall represent the company in its relations with third parties.

In accordance with the provisions of article 706-43 of the French code of criminal procedure (code de procedure penale), the chairman may validly delegate to any individual of his choice the power to represent the company in connection with criminal proceedings that may be filed against the company.

The supervisory board may also assign the same power of representation to one or more other members of the executive board who then hold the title of general managers.

ARTICLE 13 ~ MEETING OF THE EXECUTIVE BOARD

The executive board shall meet, convened by its chairman or by half of its members, as often as required for the interest of the company or by the laws and regulations. The executive board may be convened by any means, in oral or written form.

The meetings of the executive board are chaired by the chairman or, failing that, by a member elected by the executive board at the beginning of the meeting.
The agenda may only be approved at the time of the meeting.

No one may vote by proxy during an meeting of the executive board.

The executive board's decisions are taken at the majority of votes of its members present. In case of a tie vote, the chairman shall have no casting vote.

Copies or extracts of the executive board meeting minutes may be validly certified by the chairman or a member of the executive board, a member of the supervisory board or a person duly authorized for this purpose.

ARTICLE 14 - POWERS OF THE EXECUTIVE BOARD

The executive board is vested with the most extensive powers to act under all circumstance on behalf of the company; it performs its powers within the limit of the purpose of the company, except for those powers expressly granted by law to the meetings of shareholders and to the supervisory board.

Members of the executive board may, with the approval of the supervisory board, allocate duties between them; however this distribution shall not deprive the executive board of its role as a collegial body ensuring the management of the company.

ARTICLE 15 -SUPERVISORY BOARD

The supervisory board is composed of at least 3 members and a maximum of 18 members, appointed by the ordinary shareholders' meeting, who may be individuals or legal entities.

A supervisory board member cannot be part of the executive board.

At the time they are appointed, legal entities shall designate an individual as their permanent representative to the supervisory board. The term of office of the permanent representative shall be the same as the term of office of the legal entity it represents. If a legal entity removes its permanent representative from office, it shall immediately appoint a replacement. The same provision shall also apply in the event of the death or resignation of the permanent representative.

The term of supervisory board members' office shall be six (6) years, with a year being defined as the period between two consecutive ordinary general shareholders' meetings. The term of supervisory board members' office shall occur at the end of the ordinary general shareholders' meeting having voted on the financial statements for the past financial year and held in the year during which said supervisory board members' term of office occurs.

Supervisory board members are always eligible for reappointment: they may be removed from office at any time by a decision of a general shareholders' meeting.

In the event of one or more vacancies on the supervisory board due to death or resignation, the supervisory board may make temporary appointments between two shareholders' meetings.

Appointments made by the supervisory board under the above paragraph are subject to the ratification during the next ordinary shareholders' meeting.

If such appointments are not ratified, decisions adopted and acts performed by the supervisory board shall nevertheless remain valid.

A Company employee may be appointed as a supervisory board member. However, his or her employment contract must correspond to actual employment.

The number of members linked to the Company through an employment contract shall not exceed one-third of the members in office.

If the number of supervisory board members falls below the statutory minimum, the executive board must immediately convene the ordinary shareholders' meeting in order to supplement the supervisory board.

The number of supervisory board members over the age of 80 years shall not exceed one third of the members in office. If this limit is exceeded during the member' terms of office, the oldest member shall automatically be deemed to have resigned at the end of the next ordinary general shareholders' meeting.

ARTICLE 16 ~ ORGANISATION OF THE SUPERVISORY BOARD

16.1      The supervisory board shall elect a chairman and a vice-chairman, responsible for convening the board and conduct the meeting.

The chairman and the vice-chairman, who shall be natural persons, shall perform their duties during their term of office as supervisory board members.

16.2      The supervisory board may decide to set up committees to review matters that itself or its chairman submits for review. Such committees operate under responsibility of the supervisory board, which decides their composition and assignments.

ARTICLE 17 ~ MEETING OF THE SUPERVISORY BOARD

The supervisory board shall meet as often as required for the interest of the company and by legal or regulatory provisions, either at the registered office or at any other location in France or abroad.

Supervisory board members are convened to board meetings by the chairman, the vice-chairman of the supervisory board or jointly by two of its members. The board may be convened by any means, in oral or written form.

The chairman or the vice-chairman of the supervisory board shall convene the board on a date which cannot be later than 15 days when it is requested by at least one member of the executive board or at least one-third of the members of the supervisory board. If no answer is given, the authors of such request may convene the meeting at their own initiative, indicating the meeting agenda.

Supervisory board meetings are chaired by the chairman or in his absence by the vice-chairman, or failing that, by a member chosen by the board at the beginning of the meeting.

The deliberations are carried out under the conditions of quorum and majority provided for by law; the meeting's chairman shall have the casting vote in case of a tie vote.

Internal regulations may be adopted by the supervisory board providing, among other things, that the members participating in the meeting by means of video conference (visioconference) consistent with applicable regulations, shall be considered as having attended the meeting in person for the calculation of the quorum and of the majority.

The supervisory board may also take by written consultation the following decisions falling within the supervisory board's own scope :

-	temporary appointment of members of the supervisory board as provided for in article L. 225-78 of the French commercial code;

-	authorization of securities, endorsements and guarantees provided for in the last paragraph of article L. 225-68 of the French commercial code;

-
decision taken pursuant to a delegation granted by the extraordinary shareholders' meeting in accordance with the second paragraph of article L. 225-65 of the French commercial code to amend the Bylaws in order to comply with applicable laws and regulations;

-	convening shareholders' meetings; and

-	transfer of the registered office within the same department (departement).

When the decision is taken by written consultation the text of the proposed resolutions and a voting form are sent by the chairman to each member of the supervisory board electronically (with acknowledgement of receipt).

The members of the supervisory board have a period of 3 business days following such receipt to complete and send electronically (with acknowledgement of receipt) to the chairman the voting form, dated and signed, by ticking for each resolution, a single box corresponding to its vote.

If no box or more than one box has been ticked for the same resolution, the vote will be invalid and will not be taken into account for the calculation of the majority.

Any member of the supervisory board who has not answered within the aforementioned time limit shall be considered .absent and his vote shall therefore not be taken into account for the calculation of the quorum and the majority.

Before the deadline, any member of the supervisory board may require from the initiator of the consultation any additional explanations.

Within five (5) business days following receipt of the last voting fonn, the chainna11 shall establish and date the minutes of the deliberations, to which tbe voting forms will be annexed and which wilJ be signed by the chairman and one member of the supervisory board who participated in the written consultation.

ARTICLE 18 ~ OBSERVERS

The ordinary shareholders' meeting may appoint observers. The supervisory board may also directly appoint them, subject to ratification by the following shareholders' meeting.
They are appointed for a term of 6 years ending at the end of the ordinary general shareholders' meeting having voted on the financial statements for the past financial year and held in the year during which said observers' term of office occurs. Observers may be reelected.

The observers review the matters that the supervisory board or its chairman or the executive board submit for their opinion. The observers attend the meetings of the supervisory board and participate in the discussions with a consultative voice only. Their absence shall have no effect on the validity of the vote.

They are convened to board meetings under the same conditions as the supervisory board members.

The supervisory board may compensate the observers and take such compensation from the amount of attendance fees, if any, authorized by the general shareholders' meeting for the purposes of compensating members of the supervisory board.

ARTICLE 19 ~ AGREEMENTS SUBJECT TO APPROVAL

19.1.	Securities, endorsements and guarantees given by the company must be authorised by the supervisory board under the conditions provided for by law.

19.2.
Any agreement to be entered into, whether directly or through an intermediary between the company and any member of the executive board or supervisory board, any shareholders holding more than 10% of the voting rights or, in the case a legal entity being a shareholder, the company controlling it within the meaning of article L. 233-3 of the French commercial code, must be submitted for the prior approval of the supervisory board.

The same applies to agreements in which one of the persons referred to in the above paragraph is indirectly interested.

Agreements between the company and another company are also subject to such prior approval, if any member of the company's executive board or supervisory board is owner, partner with unlimited liability, manager, director, member of the supervisory board or, in general, manager of said company.

The prior approval of the supervisory board shall be delivered in accordance with the conditions provided by law.

The above provisions do not apply to agreements relating to current transactions entered into under ordinary conditions or to agreements entered into between two companies, one of which holds, directly or indirectly, all the share capital of the other, minus, if applicable, the minimum number of shares required to satisfy the requirements of article 1832 of the French civil code or articles L. 225-1 and L. 226-1 of the French commercial code.

ARTICLE 20 ~ PROHIBITED AGREEMENTS

Members of the executive board or supervisory board other than legal entities, are forbidden from contracting loans from the company in any form whatsoever, to secure an overdraft from it, as a current account or otherwise, and to have the company guarantee or secure their commitments toward third parties.

The same prohibition applies to the permanent representatives of the legal entities that are members of the supervisory board. The foregoing provision also applies to the spouses, ascendants and descendants of the persons referred to in this article, as well as to all intermediaries.

ARTICLE 21 ~ STATUTORY AUDITORS

Audits of the company shall be carried out, as provided by law, by one or more statutory auditors legally entitled to be elected as such. When the conditions provided by law are met, the company must appoint at least two supervisory auditors.

The statutory auditor(s) shall be appointed by the ordinary shareholders' meeting.

The ordinary shareholders' meeting shall appoint, in the cases provided for by law, one or more alternate statutory auditors, which shall be called upon to replace the primary statutory auditors in the event of refusal, impediment, resignation or death.

Should the general ordinary meeting of the shareholders fail to elect a statutory auditor, any shareholder can claim in court that one be appointed, provided that the chairman of the executive board be duly informed. The term of office of the statutory auditor appointed in court will end upon the appointment of the statutory auditor(s) by the general ordinary meeting of the shareholders.

TITLE IV

SHAREHOLDERS' MEETINGS

Article 22 ~ MEETINGS OF SHAREHOLDERS

Shareholders meetings shall be convened and held as provided by law. If the ompany wishes to convene the meeting by electronic means in lieu and place of the postal mail, it has to obtain the prior approval of the interested shareholders which will indicate their electro11ic address.

Meetings shall be held at the registered office or at any other location specified in the convening notice.

The right to participate in general shareholders' meetings is determined by the applicable laws and regulations and is conditioned upon the registration of shares under the shareholder's name or under an intermediary's name acting on its behalf, on the second (2nd) business day prior to the general shareholders' meeting at midnight (Paris time), either in the registered shares accounts held by the company or in the bearer shares accounts held by the authorized intermediary.

The shareholder failing to personally attend the meeting may choose between one of the following three options:

-	to grant a proxy in accordance with applicable laws,
-	to vote by correspondence, or
-	to grant a proxy to the company without indicating any agent,

n accordance with applicable laws.

If so decided by the executive board in the shareholders' meeting convening notice, any shareholder may also participate and vote in shareholders meetings by videoconference or by any means of telecommunication, including over the internet, provided such means enable the shareholder to be identified in the manner and in accordance with the procedures set by the applicable legal provisions. This decision is notified in compliance with legal requirements. The shareholders using the electronic voting form provided on the website set up by the centralizing agent of the shareholders' meeting shall be deemed to be present. The electronic voting fonn can be filled in and executed directly on this website using an •identification code and a password. The proxy or the vote thus cast prior to the shareholders' meeting via this electronic means, as well as the acknowledgment of receipt given in return, shall be regarded as irrevocable written instructions enforceable on all parties.

Shareholders meetings shall be chaired by the chairman of the supervisory board or in his absence by the vice-chairman of the supervisory board. Failing this, the shareholders meeting elects its chairman itself.

The duties of tellers shall be performed by the two members of the meeting present and accepting these duties, who have the largest number of votes. The chairman of the meeting and tellers appoint the secretary, who does not need to be a shareholder.

An attendance sheet is drawn up, in accordance with the requirements prescribed by law.

Upon first notice, an ordinary general shareholders' meeting may validly deliberate only if the shareholders present or represented by proxy own at least one-fifth of the shares with voting rights. Upon second notice, no quorum is required.

Decisions at ordinary general shareholders' meeting are taken at the simple majority of the votes cast by the shareholders present or represented by proxy. When shareholders did not take part in the vote, abstained from voting or returned a blank or invalid vote, the votes attached to their shares are not included in the number of votes cast.

Upon first notice, an extraordinary general shareholders' meeting may validly deliberate only if the shareholders present or represented by proxy own at least one-fourth of the shares with voting rights. Upon second notice, an extraordinary general shareholders' meeting may validly deliberate only if the shareholders present or represented by proxy own at least one-fifth of the shares with voting rights.

Decisions at extraordinary general shareholders' meeting are taken at a two-thirds majority of the votes cast of the shareholders present or represented by proxy. When shareholders did not take part in the vote, abstained from voting or returned a blank or invalid vote, the votes attached to their shares are not included in the number of votes cast.

Copies or extracts of shareholders meeting minutes may be validly certified by the chairman or vice-chairman of the supervisory board, by a member of the executive board or by the secretary of the meeting.

Ordinary and extraordinary general shareholders' meetings shall exercise their respective powers in accordance with the requirements prescribed by law.

TITLE V

FINANCIAL REPORTING

ARTICLE 23 ~ FINANCIAL YEAR

Each financial year shall last one year, starting on January 1 and ending on December 31.

ARTICLE 24 ~ PROFITS - LEGAL RESERVE

Out of the profit of a financial year, reduced by prior losses, if any, an amount equal to at least 5 % thereof is first deducted in order to form the legal reserve fund provided by law. This deduction is no longer required when the legal reserve fund amounts to one tenth of the share capital of the company.

The distributable profit is made up of the profit of the financial year, reduced by prior losses and by the deduction provided for in the preceding paragraph and increased by the profits carried forward.

ARTICLE 25 ~ DIVIDENDS

If the financial year accounts, as approved by the shareholders' meeting, show the existence of a distributable profit, the shareholders' meeting shall decide to allocate it to one or several reserve accounts the appropriation or use of which it shall determine, or to carry it forward or to distribute it as dividends.

After having established the existence of reserves which it may dispose of, the shareholders' meeting may decide to distribute the sums drawn from such reserves. In this case, the decision expressly states from which reserve accounts these sums are to be set off. However, the dividends shall be set off by priority on the distributable profit of the financial year.

The terms of payment of dividends are set by the shareholders' meeting or, failing this, by the executive board.

However, the payment of dividends must take place within a maximum period of nine months after the financial year closes.

The shareholders' meeting voting on the financial year's accounts may grant each shareholder, for all or part of the dividend to be distributed, an option between payment in cash or in shares.

Similarly, the ordinary shareholders' meeting, voting under the conditions set forth in article L. 232-12 of the French commercial code, may grant each shareholder an interim dividend and for all or part of such an interim dividend, an option between payment in cash or in shares.

The offer of payment in shares, the price and the conditions of issue of shares, as well as the request for payment in shares and the conditions of completion of the capital increase will be governed by the law and regulations.

Where a balance sheet drawn up during, or at the end of the financial year, and certified compliant by the statutory auditor(s), shows that the company, since the closing of the previous financial year, after having made the necessary depreciation and provisions and after deducting prior losses, if any, as well as the amounts to be allocated to the reserve fund provided by law or these Bylaws, has made a profit, the executive board may decide to distribute interim dividends prior to the approval of the accounts of the financial year and to set their amount and the date of such distribution. The amount of such interim dividends shall not exceed the amount of profit as defined in this paragraph. In this case, the executive board may not use the option described in the above paragraphs.

TITLE VI

DISSOLUTION - LIQUIDATION

ARTICLE 26 ~ EARLY DISSOLUTION

An extraordinary shareholders' meeting may, at any time, decide to dissolve the company before the expiration of its term.

ARTICLE 27 ~ LOSS OF ONE HALF OF SHARE CAPITAL

If, as a consequence of losses showed by the company's accounts, the net assets (capitaux propres) of the company are reduced below one half of the share capital of the company, the executive board must, within four months from the approval of the accounts showing this loss, convene an extraordinary shareholders' meeting in order to decide whether the company ought to be dissolved before its statutory term.

If the dissolution is not declared, the capital must, at the latest at the closing of the second financial year following the one during which the losses were recorded and subject to the legal provisions regarding the minimum capital of societes anonymes, be reduced by an amount at least equal to the losses that could not be allocated to the reserves, if during that period the net assets have not been restored up to an amount at least equal to one half of the capital.

In both cases, the decision of the extraordinary shareholders' meeting shall be published in accordance with a decree fixed in the Council of State.

If, before the deadline mentioned in the second paragraph of this article, the net assets has not been restored to at least half of the share capital of the company, while the company's share capital exceeds a threshold set by decree in the Council of State based on the size of its balance sheet, the company must, no later than the close of the second financial year following this deadline, reduce its share capital—subject to Article L. 224-2 of the Commercial Code—to bring it down to aa amount equal to or below this threshold.

When, in accordance with the fourth paragraph of this article, the company has reduced its share capital without having restored its net assets and subsequently achieves a capital increase, the company will be considered in compliance with the provisions of the same fourth paragraph before the close of the second financial year following the year in which this increase took place.

In the absence of the shareholders' meeting, or in the case where this meeting has not been validly able to deliberate, any interested party may institute legal proceedings to dissolve the company. The same applies if the provisions of paragraph fourth above have not been applied. In all cases, the court may grant the company a maximum period of six months to regularize the situation. It cannot order the dissolution if, at the time of ruling on the merits of the case, the situation has been regularized.

The provisions of this article shall not apply to companies undergoing safeguard or receivership proceedings or benefiting from a safeguard or judicial restructuring plan.

ARTICLE 28 ~ EFFECTS OF THE DISSOLUTION

The company is in liquidation proceedings as soon as it is dissolved for any reason whatsoever. The legal entity shall continue to exist for the needs of these liquidation proceedings until their termination.
During the liquidation proceedings, the shareholders' meeting shall keep the same powers as during the life of the company.

The shares remain negotiable until the termination of the liquidation proceedings.

The dissolution of the company is only valid vis-a-vis third parties as from the date at which it is published at the trade and companies registry.

ARTICLE 29 ~ APPOINTMENT OF LIQUIDATORS - POWERS

When the company's term expires or if the company is dissolved before the expiration of its term, a shareholders' meeting shall decide the method of liquidation, appoint one or more liquidators and determine their powers. The liquidators will exercise their duties in accordance with the law. The appointment of liquidators shall cause the termination of the executive board's office.

ARTICLE 30 ~ LIQUIDATION - CLOSING

After payment of the liabilities, the remaining assets shall be used first for the payment to the shareholders of the undepreciated amount paid for their shares.
The balance, if any, shall be divided among all shares.

The shareholders shall be convened at the end of the liquidation proceedings in order to decide on the final accounts, to discharge the liquidator from liability for his acts of management and the performance of his office, and to acknowledge of the termination of the liquidation proceedings.

The termination of the liquidation proceedings is published as provided by law.

TITLE VII

NOTIFICATIONS

ARTICLE 31

All notifications provided for in these Bylaws shall be made either by registered mail with request for acknowledgement of receipt or by extrajudicial document. Simultaneously, a copy of the notification shall be sent to the recipient by ordinary mail.